Exhibit 99.1

NEWS

TEAM, INC.	For immediate release
13131 Dairy Ashford, Suite 600	Contact: Greg L. Boane (281) 388-5541
Sugar Land, TX 77478

TEAM, INC. Upsizes Offering, Prices $200 Million of 5.00% Convertible Senior Notes Due 2023
SUGAR LAND, Texas, July 26, 2017 (GLOBE NEWSWIRE) - Team, Inc. (NYSE:TISI) (“Team” or the “Company”) announced that it has agreed to sell to initial purchasers in a private offering $200 million principal amount of its 5.00% Convertible Senior Notes due 2023 (the “Notes”). The size of the offering was increased by $25 million from the previously announced offering size of $175 million principal amount of Notes. Team has also granted the initial purchasers an option to purchase up to an additional $30 million principal amount of the Notes.  The Notes have been offered only to qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) pursuant to Rule 144A under the Securities Act.  The closing of the transaction is subject to customary closing conditions and the Notes are expected to be delivered and paid for on July 31, 2017.

The Notes will be senior unsecured obligations of the Company.  The Notes will bear interest at a rate of 5.0% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2018. The Notes will mature on August 1, 2023, unless repurchased, redeemed or converted in accordance with their terms prior to such date. The Company will have the option to redeem all or any portion of the Notes on or after August 5, 2021, if certain conditions (including that the Company’s common stock is trading at or above 130% of the conversion price for specified periods) are met, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

The Notes will be convertible at an initial conversion rate of 46.0829 shares of the Company’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $21.70 per share, which represents a conversion premium of 40% to the last reported sale price of $15.50 per share of the Company’s common stock on the New York Stock Exchange on July 25, 2017. The conversion rate is subject to adjustment in certain circumstances. In addition, following certain corporate events that occur prior to the maturity date for the Notes, the Company will, in certain circumstances, increase the conversion rate for a holder that elects to convert its Notes in connection with such corporate event.

Because the Notes could be convertible in full into more than 19.99 percent of the Company's outstanding common stock, Team has agreed to seek the approval of the holders of its outstanding shares of its common stock at its next annual shareholders' meeting for the issuance of more than 20 percent of the Company's outstanding common stock upon conversion of the Notes. The Notes will be convertible into, subject to various conditions, cash or shares of the Company's common stock or a combination of cash and shares of the Company's common stock, in each case, at the Company's election, except that prior to receipt of the requisite shareholder approval, the Company will settle conversions in cash or a combination of cash and shares of common stock.

The Company estimates that the net proceeds from the offering of the Notes will be approximately $193.5 million (or approximately $222.6 million if the initial purchasers exercise their option to purchase additional Notes in full), after deducting fees and estimated expenses. The Company intends to use the net proceeds to repay all outstanding borrowings under the term loan portion of its banking credit facility and to repay a portion of the outstanding borrowings under the revolving portion of its banking credit facility, which may be subsequently reborrowed for general corporate purposes.

Neither the Notes nor any shares of the Company’s common stock issuable upon conversion of the Notes have been or are expected to be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across its 220 branch locations and more than 20 countries throughout the world.

Forward-Looking Statements

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.